Exhibit 99.1

Nivalis Therapeutics Expands N91115 Clinical Development Program in Cystic Fibrosis

Higher-dose arm initiated in ongoing Phase 2 study following safety review by independent

Data Monitoring Committee

New Phase 2 study planned for patients who have one copy of the F508del-mutation and a second gating mutation

BOULDER, Colo., March 7, 2016 – Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on treating people with cystic fibrosis (“CF”), today announced the expansion of their clinical development plan for N91115, the Company’s lead investigational drug and first-in-class stabilizer of the cystic fibrosis transmembrane conductance regulator (CFTR) protein.

An independent Data Monitoring Committee (DMC) has completed its review of the interim safety data from the Company’s ongoing Phase 2 study evaluating the efficacy and safety of N91115 in adult patients who have two copies of the F508del mutation and are being treated with Orkambi™. The DMC concluded that there were no safety concerns and the study may proceed with enrolling and randomizing patients in a higher (400mg) dose cohort of N91115. The study initially started with 200mg BID or placebo cohorts in late 2015. The 12-week, double-blind, randomized, placebo-controlled, parallel group study is designed to compare two doses of N91115, 200mg and 400mg, administered twice daily when added to Orkambi. More information on this Phase 2 study is available on ClinicalTrials.gov, reference Identifier NCT02589236.N91115.

Nivalis will also initiate a new trial to further evaluate the effect of N91115 in patients who have one copy of the F508del mutation and a second mutation that results in a gating defect in the CFTR protein. The Company will begin a Phase 2, proof-of-concept study to evaluate the efficacy and safety of N91115 in adult patients who have these mutations and who are being treated with Kalydeco™ (ivacaftor). This multicenter study is planned to begin enrollment in the United States during the second quarter of 2016. The study will randomize approximately 20 CF patients to either N91115 with Kalydeco or placebo with Kalydeco. The primary efficacy endpoint is the absolute change from baseline in pp FEV1 in the N91115 treatment group.

“Enrollment of the ongoing Phase 2 study has been encouraging, and we are pleased that the DMC has validated the initial clinical safety of N91115 with its recent approval of the higher dose arm,” said Jon Congleton, president and chief executive officer of Nivalis. “We also look forward to initiating our second Phase 2 study which aims to show the additional benefit of N91115 in people with different CF mutations, as we believe multiple mechanisms of action will be required to fully achieve optimal clinical outcomes for patients living with CF.”

N91115 works through a novel mechanism of action called S-nitrosoglutathione reductase (GSNOR) inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels, thereby modifying the chaperones responsible for CFTR protein degradation. In preclinical testing, this stabilizing effect was shown to increase and prolong the function of the CFTR protein and may lead to an increase in net chloride secretion. This effect is expected to be both complementary and agnostic to other CFTR modulators, like Orkambi™.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com)  is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary GSNOR inhibitor portfolio to develop therapeutics for other diseases.

About N91115

N91115 works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect increases and prolongs the function of the CFTR chloride channel and leads to an increase in net chloride secretion. Nivalis discovered and owns exclusive rights to N91115 in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031. N91115 was granted Orphan Drug and Fast Track designations by the U.S. FDA earlier this year.

About Cystic Fibrosis

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominately in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities, statements regarding the timing of starting a new Phase 2 trial and enrollment in the ongoing Phase 2 clinical trial, and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result in an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including that preclinical responses may not be predictive of clinical results, the risk that site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s prospectus filed with the Securities and Exchange Commission on June 17, 2015, in the company’s most recent quarterly report on Form 10-Q and in its other reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com